EXHIBIT 99(a)

For Immediate Release	Contacts:	Jan W. Drymon Director, Investor Relations Norstan, Inc. (952) 352-4292 jan.drymon@norstan.com Tony Carideo Padilla Speer Beardsley Inc. (612) 455-1720 tcarideo@psbpr.com

Norstan Files Re-Audited Financial Statements

Minneapolis, MN— (BUSINESS WIRE) — February 3, 2003 — Norstan, Inc. (NASDAQ: NRRD), a leading provider of communications technology solutions, announced today that our independent public accountants, Deloitte & Touche LLP, have completed the audit of the Company’s fiscal 2001 and 2000 financial statements that were originally audited by Arthur Andersen LLP. These financial statements, including the report of Deloitte & Touche, are included in a Form 8-K filed today with the Securities & Exchange Commission. The audits by Deloitte & Touche were required because the fiscal year 2001 and 2000 financial statements were restated, as required by generally accepted accounting principles, to reflect the results of Norstan’s Network Services Segment as discontinued operations. Deloitte & Touche LLP previously audited Norstan’s 2002 financial statements and their report, dated June 7, 2002 (except for Note 6 to the financial statements, as to which the date is July 12, 2002), was included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 29, 2002.

Net income (loss) and earnings (loss) per share in these financial statements are unchanged from amounts previously reported in our Annual Report on Form 10-K. Additionally, total assets, liabilities and shareholders’ equity remain unchanged in these financial statements from amounts previously reported by the Company.

The Statement of Cash Flows for fiscal year 2000 contains a reclassification of amounts as compared to the presentation set forth in Norstan’s Annual Report on Form 10-K as previously filed. Specifically, depreciation of $2.4 million has been reclassified from net cash provided by continuing operations to net cash from discontinued operations. This disclosure and change in presentation did not affect net income (loss) or earnings (loss) per share from amounts previously reported for Norstan.

“We are pleased with the results of these re-audits,” said Scott G. Christian, executive vice president and chief financial officer at Norstan. “We view such results as evidence of the integrity of our financial reporting processes and systems.”

The Current Report on Form 8-K and Norstan’s 2002 Annual Report on Form 10-K may be accessed on Norstan’s web site at www.norstan.com/investor or on www.sec.gov.

About Norstan, Inc.
 Norstan, Inc. (NASDAQ: NRRD) — ...the technology services people who improve the way their customers communicate. A full-service telecommunications solutions company that delivers voice and data technologies and services, and remanufactured equipment to select corporate end-users and channel partners. Norstan also offers a full range of technologies for contact center , messaging, infrastructure, conferencing and mobility. Headquartered in suburban Minneapolis, Norstan, a company small enough to care, yet big enough to serve, has offices located throughout North America. To learn more, visit the Norstan website at www.norstan.com.

Norstan and associated product names are trademarks or registered trademarks of Norstan, Inc. in the United States and/or other countries. All other products and services mentioned in this document may be trademarks of the companies with which they are associated.